Exhibit 99.1

Baxano Surgical, Inc. Announces Definitive Settlement with Office of Inspector General

RALEIGH, N.C., July 3, 2013 (GLOBE NEWSWIRE) – Baxano Surgical, Inc. (Nasdaq:BAXS), a medical device company focused on designing, developing and marketing minimally invasive products to treat degenerative conditions of the spine affecting the lumbar region, today announced that it has reached a definitive agreement with the U.S. Department of Justice related to the subpoena issued in October 2011.

On December 24, 2012, the Company and the staff of the Department of Justice tentatively agreed to settle its federal investigation for $6 million, subject to completion and approval of written settlement agreements with the Department of Justice and the Office of Inspector General of the Department of Health and Human Services (OIG-HHS). The Company accrued $6 million to account for this settlement in the quarter ended December 31, 2012.

The final agreement related to the settlement of $6 million has now been executed. The $6 million settlement, plus accrued interest of 2%, will be paid in nine quarterly installments beginning in July 2013. The Company admits no wrongdoing as part of the settlement.

As part of the settlement, Baxano Surgical has entered into a Corporate Integrity Agreement (“CIA”) with the OIG-HHS. Under the CIA, Baxano Surgical is obligated to maintain its current compliance program and undertake a series of compliance related obligations, including training and monitoring procedures and maintaining a disciplinary process for compliance obligations for five years.

"Baxano Surgical has cooperated fully with this investigation and the settlement is consistent with our diligent efforts to instill a culture of compliance throughout the Company," stated Ken Reali, Baxano Surgical’s President and CEO. "We believe the full resolution of this matter and the elimination of related financial uncertainty is in the best interests of the Company and its shareholders."

About Baxano Surgical, Inc.

Baxano Surgical, Inc. is a medical device company focused on designing, developing, and marketing minimally invasive products to treat degenerative conditions of the spine affecting the lumbar region. Baxano Surgical currently markets the AxiaLIF® family of products for single and two level lumbar fusion, the VEOTM lateral access and interbody fusion system, and the iO-Flex® system, a proprietary minimally invasive set of flexible instruments allowing surgeons to target lumbar spinal stenosis during spinal decompression procedures in all three regions of the spine: central canal, lateral recess, and neural foramen. Baxano Surgical was founded in May 2000 and is headquartered in Raleigh, North Carolina. For more information, visit www.baxanosurgical.com.

CONTACT:

Investors:

Baxano Surgical, Inc.

Joe Slattery, Executive Vice President and Chief Financial Officer

919-825-0872

Westwicke Partners

Mark Klaussner

443-213-0501

baxanosurgical@westwicke.com